Exhibit 10.1

PINNACLE FINANCIAL PARTNERS, INC.

NAMED EXECUTIVE OFFICERS

2013 RESTRICTED STOCK UNIT AWARD AGREEMENT

THIS RESTRICTED STOCK UNIT AWARD AGREEMENT (the “Agreement”) is by and between Pinnacle Financial Partners, Inc., a Tennessee corporation (the “Company”), and                     (the “Grantee”). Capitalized terms used but not defined in this Agreement shall have the meaning ascribed to such terms in the Pinnacle Financial Partners, Inc. 2004 Equity Incentive Plan (the “Plan”).

Section 1. Restricted Stock Unit Award. (a) The Grantee is hereby granted a restricted stock unit (the “Restricted Unit”) representing the right to receive up to a maximum of                 shares (the “Restricted Stock”) of the Company’s common stock, $1.00 par value per share (the “Common Stock”), as set forth herein. The number of shares of Restricted Stock to be issued to the Grantee upon settlement of the Restricted Unit will be determined by reference to the range set forth below of the Company’s audited fully diluted net income per common share (exclusive of the calculated impact of any merger-related charges, or any other nonrecurring charge the Human Resources and Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”) deems appropriate) for the fiscal year ended December 31, 2013 (“FDEPS”). Accordingly, should the Company’s FDEPS be:

a.	Less than [$ ] then the Restricted Unit shall be forfeited and no shares of Restricted Stock shall be issued to the Grantee pursuant to this Agreement.

b.	Greater than [$ ] but equal to or less than [$ ] then the Restricted Unit shall be settled by the issuance of [ ] shares (19% of the Restricted Units) of Restricted Stock to the Grantee.

c.	Greater than [$ ] but equal to or less than [$ ] then the Restricted Unit shall be settled by the issuance of [ ] shares (38% of the Restricted Units) of Restricted Stock to the Grantee.

d.	Greater than [$ ] but equal to or less than [$ ] then the Restricted Unit shall be settled by the issuance of the number of shares of Restricted Stock to the Grantee equal to the pro rata calculation of a range between 57.2% and 100% of the Restricted Units which correlates to the FDEPS amount that falls within the range of [$ ] and [$ ] FDEPS.

e.	Greater than [$ ] then the Restricted Unit shall be settled by the issuance of [ ] shares (100% of the Restricted Units) of Restricted Stock to the Grantee.

(b) Settlement of Restricted Units. As soon as practicable following the filing of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 with the Securities and Exchange Commission, but in no event later than March 15, 2014, the Company shall issue, or cause the Company’s stock transfer agent to issue, in the name of the Grantee, a stock certificate representing the number of shares of Restricted Stock to which the Grantee is entitled in accordance with Section 1(a) hereof.

(c) Lapse of Restrictions on Restricted Stock. Subject to Sections 5 and 8 hereof, the shares of Restricted Stock issued to the grantee in settlement of the Restricted Unit pursuant to Section 1(a) hereof shall be restricted and subject to forfeiture until such restrictions lapse as provided hereinafter. The restrictions associated with the shares of Restricted Stock issued pursuant to Section 1(a) hereof shall lapse in 20% increments on February 28, 2015; February 28, 2016; February 28, 2017; February 28, 2018 and February 28, 2019 (each a “Vesting Date”), provided Grantee is employed by the Company on the Vesting Date and the ratio of Pinnacle Bank’s classified assets (the sum of all loans risk rated substandard (#8) or higher plus the balance of the Company’s other real estate accounts) to the sum of Pinnacle Bank’s Tier 1 capital and the allowance for loan losses (“Classified Assets Ratio”) in each case as of December 31 of the fiscal year ending immediately prior to each Vesting Date is less than a predetermined Classified Assets Ratio established by the Compensation Committee between January 1 and March 31 of the fiscal year for which the Classified Assets Ratio is applicable.

Any shares of Restricted Stock for which the performance targets identified above are not met shall be immediately forfeited and the Grantee shall have no further rights with respect to such shares of Restricted Stock.

Section 2. Compensation Committee Discretionary Authority. In the event that the Compensation Committee determines that an event has occurred during any fiscal year after fiscal 2013 which is outside the ordinary course and has impacted the Company’s Classified Assets Ratio for such fiscal year, the Compensation Committee shall have the right, in its sole and absolute discretion, to increase or decrease the vesting targets to reflect such event for purposes of calculating the vesting of shares of Restricted Stock under Section 1(c) hereof for such fiscal year and for any or all future fiscal years.

Section 3. Distribution of Unrestricted Shares. Certificates representing the shares of Restricted Stock that have vested under Section 1(c) of this Agreement will be distributed to the Grantee as soon as practicable after each Vesting Date; provided, however, that no certificates shall be distributed to the Grantee prior to the lapsing of any restrictions on the transferability of any shares represented by such certificates.

Section 4. Voting Rights and Dividends. Certificates representing shares of Restricted Stock will not be issued prior to the issuance of the shares of Restricted Stock into which the Restricted Unit shall be settled pursuant to Section 1(a) hereof, and Grantee will have no voting or dividend rights with respect to the Restricted Unit or such shares of Restricted Stock prior to such date. Prior to the distribution of unrestricted shares pursuant to Section 3, certificates representing shares of Restricted Stock issued pursuant to Section 1(c) hereof will be held by the Company (the “Custodian”) in the name of the Grantee. The Custodian will take such action as is necessary and appropriate to enable the Grantee to vote shares of the Restricted Stock from and after the issuance thereof. All cash dividends received by the Custodian, if any, with respect to the shares of Restricted Stock issued pursuant to Section 1(c) hereof will be remitted to the

Grantee. Stock dividends issued with respect to the Restricted Stock issued pursuant to Section 1(c) hereof shall be treated as additional shares of Restricted Stock that are subject to the same restrictions and other terms and conditions that apply to the shares of Restricted Stock. Notwithstanding the foregoing, no voting rights or dividend rights shall inure to the Grantee with respect to any shares of Restricted Stock forfeited by the Grantee pursuant to Section 5 of this Agreement.

Section 5. Termination/Change of Status. In the event that the Grantee’s employment by the Company (or any Subsidiary or Affiliate of the Company) terminates prior to January 1, 2014 for any reason then, unless the Compensation Committee determines otherwise, the Grantee shall forfeit the Restricted Unit, no shares of Restricted Stock shall be issued to the Grantee pursuant to this Agreement and the Grantee shall have no further rights under this Agreement. In the event that the Grantee’s employment by the Company (or any Subsidiary or Affiliate of the Company) terminates on or after January 1, 2014 for any reason, other than death or Disability, all shares of Restricted Stock for which the forfeiture restrictions have not lapsed prior to the date of termination shall be immediately forfeited and Grantee shall have no further rights with respect to such shares of Restricted Stock. In the event that the Grantee’s employment terminates on or after January 1, 2014 by reason of death or Disability all Restricted Stock to which the Grantee would be entitled to receive pursuant to Section 1(a) and Section 1(c) of this Agreement shall be deemed vested and the restrictions under the Plan and this Agreement with respect to such shares of Restricted Stock shall automatically expire and shall be of no further force or effect.

Section 6. No Transfer or Pledge of Restricted Stock. The Restricted Units issued hereunder may not be assigned, transferred, pledged, hypothecated or otherwise encumbered or disposed of. No shares of Restricted Stock issued pursuant to Section 1(c) hereof may be sold, assigned, transferred, pledged, hypothecated or otherwise encumbered or disposed of prior to the date the forfeiture restrictions with respect to such shares have lapsed, if at all, on the Vesting Date for such shares.

Section 7. Withholding of Taxes. If the Grantee makes an election under section 83(b) of the Code with respect to the shares of Restricted Stock issued pursuant to Section 1(c) hereof, the issuance of such shares shall be conditioned upon the Grantee making prompt payment to the Company of any applicable withholding obligations or withholding taxes by the Grantee (“Withholding Taxes”). Failure by the Grantee to pay such Withholding Taxes will render this Agreement and the shares of Restricted Stock issued pursuant to Section 1(c) hereof null and void ab initio and the Restricted Shares granted hereunder will be immediately cancelled. If the Grantee does not make an election under section 83(b) of the Code with respect to the shares of Restricted Stock issued pursuant to Section 1(c) hereof, upon a Vesting Date with respect to any portion of the Restricted Shares (or property distributed with respect thereto), the Company shall cancel such Restricted Shares (or withhold property) having an aggregate Fair Value, on the date next preceding the Vesting Date, in an amount required to satisfy the required Withholding Taxes as set forth by Internal Revenue Service guidelines for the employer’s minimum statutory withholding with respect to Grantee. The Company shall deduct from any distribution of cash (whether or not related to the Award including, without limitation, salary payments) to the Grantee an amount as shall be reasonably required to satisfy the required Withholding Taxes as set forth by Internal Revenue Service guidelines for the employer’s minimum statutory withholding with respect to Grantee pertaining to cash payments under the Award (including any cash dividends made in respect of the Shares subject to the Award). For purposes of this Agreement, “Fair Value” means the closing sales price of the Shares on the Nasdaq Global Select Market on such date, or in the absence of reported sales on such date, the closing sales price of the Shares on the immediately preceding date for which sales were reported.

Section 8. Change of Control. Upon the occurrence prior to January 1, 2014 of a Change in Control (as defined in the Plan), all performance criteria with respect to the Restricted Unit shall be deemed to be met and Grantee shall be issued the maximum number of shares of Restricted Stock to which he would be entitled under Section 1(c) hereof, and such shares of Restricted Stock shall not be subject to forfeiture as provided for in Section 1(c) hereof or subject to any other restrictions under the Plan or this Agreement, including the restrictions on transfer set forth in Section 6 hereof. Upon the occurrence on or after January 1, 2014 of a Change in Control (as defined in the Plan) all of the shares of Restricted Stock issued pursuant to Section 1(c) hereof shall be deemed vested and the restrictions under the Plan and the Agreement with respect to such shares of Restricted Stock, including the restriction on transfer set forth in Section 6 hereof, shall automatically expire and shall be of no further force or effect.

Section 9. Stock Subject to Award. In the event that the shares of Common Stock of the Company should, as a result of a stock split or stock dividend or combination of shares or any other change, redesignation, merger, consolidation, recapitalization or otherwise, be increased or decreased or changed into or exchanged for a different number or kind of shares of stock or other securities of the Company or of another corporation, the number of shares of Restricted Stock issued to Grantee pursuant to Section 1(c) hereof shall be adjusted in an equitable and proportionate manner to reflect such action. If any such adjustment shall result in a fractional share, such fraction shall be disregarded.

Section 10. Stock Power. Concurrently with the execution of this Agreement, the Grantee shall deliver to the Company a stock power, endorsed in blank, relating to the shares of Restricted Stock that may be issued to the Grantee pursuant to Section 1(c) hereof. Such stock power shall be in the form attached hereto as Exhibit A.

Section 11. Legend. Each certificate representing Restricted Stock shall bear a legend in substantially the following form:

THIS CERTIFICATE AND THE SHARES OF STOCK REPRESENTED HEREBY ARE SUBJECT TO THE TERMS AND CONDITIONS (INCLUDING FORFEITURE AND RESTRICTIONS AGAINST TRANSFER) CONTAINED IN THE PINNACLE FINANCIAL PARTNERS, INC. 2004 EQUITY INCENTIVE PLAN, AS AMENDED (THE “PLAN”) AND THE RESTRICTED STOCK UNIT AWARD AGREEMENT (THE “AGREEMENT”) BETWEEN THE OWNER OF THE RESTRICTED STOCK REPRESENTED HEREBY AND PINNACLE FINANCIAL PARTNERS, INC. (THE “COMPANY”). THE RELEASE OF SUCH STOCK FROM SUCH TERMS AND CONDITIONS SHALL BE MADE ONLY IN ACCORDANCE WITH THE PROVISIONS OF THE PLAN AND THE AGREEMENT, COPIES OF WHICH ARE ON FILE AT THE COMPANY.

Section 12. No Right to Continued Employment. This Agreement shall not be construed as giving the Grantee the right to be retained in the employ of the Company (or any Subsidiary or Affiliate of the Company), and the Company (or any Subsidiary or Affiliate of the Company) may at any time dismiss the Grantee from employment, free from any liability or any claim under the Plan.

Section 13. Governing Provisions. This Agreement is made under and subject to the provisions of the Plan, and all of the provisions of the Plan are also provisions of this Agreement. If there is a difference or conflict between the provisions of this Agreement and the provisions of the Plan, the provisions of the Plan will govern. By signing this Agreement, the Grantee confirms that he or she has received a copy of the Plan.

Section 14. Section 409A. Notwithstanding anything herein to the contrary, to the maximum extent permitted by applicable law, the compensation to be paid to the Grantee pursuant to this Agreement is intended to qualify as a “short-term deferral” pursuant to Section 1.409A-1(b)(4) of the Regulations or to otherwise be exempt from the scope of “deferred compensation” under Section 409A of the Code as restricted property governed by Section 83 of the Code, and this Agreement shall be interpreted consistently therewith. However, to the extent the payment of any compensation hereunder in connection with the Grantee’s termination of employment does not qualify for an exception from treatment as “deferred compensation” subject to Section 409A of the Code, then (a) such amount shall not be payable unless Grantee’s termination of employment constitutes a “separation from service” within the meaning of Section 1.409A-1(h) of the Regulations and (b) if Grantee is a “specified employee” at such time for purposes of Section 409A(a)(2)(B)(i) of the Code, then to the extent delayed payment of any portion of the Restricted Units or Restricted Stock to which Grantee is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of the Restricted Units or Restricted Stock shall not be paid to Grantee prior to the earlier of (x) the expiration of the six-month period measured from the date of the Grantee’s “separation from service” with the Company or (y) the date of Grantee’s death. Upon the earlier of such dates, settlement of all Restricted Units or Restricted Stock shall occur as otherwise provided in this Agreement. In the event compensation payable pursuant to this Agreement is otherwise determined to constitute “deferred compensation” within the meaning of Section 409A of the Code, this Agreement shall be interpreted and administered consistently with the terms thereof.

Section 15. Miscellaneous.

15.1 Entire Agreement. This Agreement and the Plan contain the entire understanding and agreement between the Company and the Grantee concerning the Restricted Unit and the shares of Restricted Stock that may be issued pursuant to this Agreement, and supersede any prior or contemporaneous negotiations and understandings. The Company and the Grantee have made no promises, agreements, conditions or understandings relating to the Restricted Unit or the shares of Restricted Stock that may be issued pursuant to this Agreement, either orally or in writing, that are not included in this Agreement or the Plan.

15.2 Captions. The captions and section numbers appearing in this Agreement are inserted only as a matter of convenience. They do not define, limit, construe or describe the scope or intent of the provisions of this Agreement.

15.3 Counterparts. This Agreement may be executed in counterparts, each of which when signed by the Company and the Grantee will be deemed an original and all of which together will be deemed the same Agreement.

15.4 Notice. Any notice or communication having to do with this Agreement must be given by personal delivery or by certified mail, return receipt requested, addressed, if to the Company, to the principal office of the Company, and, if to the Grantee, to the Grantee’s last known address provided by the Grantee to the Company.

15.5 Amendment. This Agreement may be amended by the Company, provided that unless the Grantee consents in writing, the Company cannot amend this Agreement if the amendment will materially change or impair the Grantee’s rights under this Agreement and such change is not to the Grantee’s benefit.

15.6 Successors and Assignment. Each and all of the provisions of this Agreement are binding upon and inure to the benefit of the Company and the Grantee and their heirs, successors, and assigns. However, neither the Restricted Stock nor this Agreement may be assigned or transferred except as otherwise set forth in this Agreement or the Plan.

15.7 Governing Law. This Agreement shall be governed and construed exclusively in accordance with the laws of the State of Tennessee applicable to agreements to be performed in the State of Tennessee.

[Signature page to follow.]

IN WITNESS WHEREOF, the Company and the Grantee have executed this Agreement to be effective as of             , 2013.

PINNACLE FINANCIAL PARTNERS, INC.:

By:
Name:	Hugh M. Queener
Title:	Chief Administrative Officer and Corporate Secretary

GRANTEE:

By:
Name:

EXHIBIT A

STOCK POWER

FOR VALUE RECEIVED, the undersigned does hereby sell, assign and transfer to Pinnacle Financial Partners, Inc. (the “Company”),                 shares of the Company`s common stock represented by Certificate No.             . The undersigned authorizes the Secretary of the Company to transfer the stock on the books of the Company in the event of the forfeiture of any shares issued under the Restricted Stock Agreement dated             , 2013 between the Company and the undersigned.

Dated:             , 2013

Signed:

By:
Name: